Exhibit 10.2

March 10, 2022

PERSONAL AND CONFIDENTIAL

VIA BY HAND

Mr. Jason L. Tienor

W309 N1557 Greywood Lane

Delafield, WI 53018

Re: Severance Agreement and General Release

Dear Jason:

This Severance and Release Agreement (the “Agreement”) is being entered into by and between you and Telkonet, Inc. (the "Company") in consideration of the promises and obligations of the parties as set forth herein, and other good and valuable consideration as set forth below (you and the Company may collectively be referred to as the “Parties”).

1. Separation Date. Your employment with the Company will terminate effective March 31, 2022 (the "Separation Date"). Effective as of the Separation Date, you shall also be deemed to have resigned as a director and officer of the Company and any applicable subsidiary of the Company, as well as from any other position in or on behalf of the Company or any such subsidiary.

2. Terms of Agreement. In order to effect the termination of your employment and to provide you with certain benefits that you would not otherwise be entitled to, you and the Company agree as follows:

i.              Except as required by law, or as otherwise provided in this Agreement, your entitlement to, participation in, and accrual of, Company benefits will end as of the Separation Date. Your rights and obligations under COBRA and any 401(k) plan, to the extent applicable, will be explained under separate cover.

ii.             Except as otherwise set forth in this Paragraph, you acknowledge and agree that the Company has not withheld any earned compensation through the date of this Agreement. Accrued, unused vacation days, if any, will be paid in the payroll period following the Separation Date. Expenses, if any, will be paid upon the proper submission of documentation.

iii.            In exchange for the covenants undertaken and releases given by you in this Agreement and provided you: 1) comply with the terms of this Agreement; 2) sign, return and do not revoke this Agreement within eight (8) days after the date it is signed by you and received by the Company; and 3) execute, deliver to the Company, and do not revoke the Supplemental Release and Waiver of Claims attached hereto as Exhibit C and incorporated herein (the “Supplemental Release”) within two business days of the Separation Date (the “Effective Date”), the Company will provide you the following consideration (“Consideration”):

Mr. Jason L. Tienor

March 10, 2022

a.            Twelve (12) months of severance, totaling $222,800.00, less required taxes and withholding (the “Severance Payment”), to be paid as follows:

(1)          Four (4) months of severance, totaling $74,266.67, payable in one lump sum in the payroll period following the Effective Date (the “Initial Severance Payment”); and

(2)          Eight (8) months of severance, totaling $148,533.33, payable in equal installments in accordance with the Company’s normal payroll practice commencing with the first normally scheduled payroll period following the Initial Severance Payment.

(3)          The Severance Payment is in addition to any compensation or other amounts owed to you up to and including the Separation Date.

b.            Should you elect COBRA, the Company will pay the full cost of the COBRA premium for twelve months beginning April 1, 2022. If you become employed by another party and are eligible to receive benefits under that new employer’s health insurance plan, you must immediately notify the undersigned and the Company’s obligation to pay this benefit will terminate.

c.             Payment for redemption or repurchase of your current holdings of Series A Preferred Stock in an amount equal to the Series A Original Issue Price plus unpaid Accruing Dividends for such shares to the date of redemption (as set forth in the Company’s Articles of Incorporation currently in effect) or repurchase. The Parties acknowledge and agree that they will enter into a separate Repurchase Agreement, attached hereto as Exhibit B (the “Repurchase Agreement”), to effectuate the payment of the shares as set forth in this Paragraph.

d.            You may keep the laptop and cell phone provided to you by the Company, provided that you delete all Company information and copies thereof from the devices, including all Company customer information and Confidential Information, as defined in the Employment Agreement between you and the Company, executed by you on August 4, 2021 (the “Employment Agreement”), and certify such deletion in the Certification attached hereto as Exhibit A.

iv.           You acknowledge and agree that (i) the Company is not obligated to provide the Consideration to you under its normal policies and procedures, (ii) no other monetary payments shall be made to you in exchange for entering into this Agreement, (iii) the Consideration is being made in full and final settlement of any and all matters of any kind or nature that were alleged by, or could have been alleged by, you against the Company or any of the Releasees (as defined in Paragraph 3 below) and (iv) the payment of the Consideration is specifically conditioned upon your compliance with your obligations under this Agreement.

3. Release of the Company by Employee.

a.      For and in exchange for the payments to be made by the Company to you pursuant to this Agreement, you, on behalf of yourself and your successors, heirs, assigns, beneficiaries and representatives, agree not to sue and fully and finally release and discharge the Company and all of its parent, successor, subsidiary and affiliated companies and entities, including but not limited to, each of the foregoing companies’ and entities' respective divisions, officers, directors, managers, shareholders, partners, limited partners, members, agents, employees, representatives, independent contractors, payroll companies, attorneys, insurers, licensees and assigns, past and present (each and all of which and whom are collectively and individually referred to herein as "Releasees"), with respect to and from, any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which you now own or hold, or have at any time heretofore owned or held, or may in the future hold against said Releasees, arising out of, grounded upon, or in any way related to your employment relationship with the Company or any of the Releasees, termination of your employment, any employment agreement with the Company or any of the Releasees, the termination of any such employment agreement, the Repurchase Agreement or any other transactions, occurrences, acts or omissions or any losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Company or any other Releasee, committed or omitted prior to the date of this Agreement ("Claim or Claims").

Mr. Jason L. Tienor

March 10, 2022

b.      Your release of any such Claim or Claims includes, but is not limited to, any action arising out of any foreign, federal, state or local constitution, statute, ordinance, regulation, or common law, as amended, including, but not limited to, any Claim or Claims arising under the Age Discrimination In Employment Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Families First Coronavirus Response Act; the Employee Retirement Income Security Act; the Older Workers Benefit Protection Act; the Fair Labor Standards Act; the Sarbanes Oxley Act of 2002; the Worker Adjustment and Retraining Notification Act; all provisions of any state, city or local labor code; all laws, rules, regulations and orders regulating wages, hours and working conditions; any applicable notice period; any other foreign, federal, state, city or local laws prohibiting employment discrimination or otherwise regulating employment; any Claim or Claims for discrimination, failure to prevent discrimination, retaliation, failure to prevent retaliation, harassment, failure to prevent harassment, assault, battery, misrepresentation, fraud, deceit, invasion of privacy, breach of contract, breach of quasi-contract, breach of implied contract, an accounting, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, misappropriation and conversion of confidential information or trade secrets, libel, slander, negligent or intentional infliction of emotional distress, violation of public policy, negligent supervision, negligent retention, negligence, or interference with business opportunity or with contracts; and any Claim or Claims for vacation pay, severance pay, bonus, commissions, stock options, stock issuances or grants or in connection with the exercise of such options or grants or any similar benefit, sick leave, pension, retirement, retirement bonus, holiday pay, life insurance, health or medical insurance, reimbursement of health or medical costs, back pay, front pay, benefits, pain and suffering, compensatory, punitive or exemplary damages.

c.       Notwithstanding the foregoing, you are not releasing: (i) any Claim or Claims relating to any rights or benefits which are accrued and vested on the Separation Date under any employee benefit plans or programs in which you participated; (ii) any rights you have been granted under this Agreement; (iii) your right to receive worker’s compensation or unemployment insurance benefits; or (iv) any other claims that cannot be released as a matter of law.

d.      Nothing in this Paragraph 3 prevents you from filing a charge with or participating in an investigation or proceeding conducted by any governmental agency, including without limitation, the Equal Employment Opportunity Commission or state or local human rights agencies, to the extent required or permitted by law. Notwithstanding the foregoing, you acknowledge and agree, as a condition for receiving the Consideration and other benefits contained in this Agreement, that you are waiving any and all entitlement to monetary damages, equitable relief and reinstatement with respect to: (1) any claims released and waived as part of this Agreement; or, if applicable, (2) any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

4. Representations and Warranties.

a.        You hereby represent and warrant that you shall not seek nor be entitled to recovery from the Company or any Releasee in connection with any matter released in this Agreement.

b.        You further represent and warrant that (i) you have not entered into any third party agreements in the Company’s name or on the Company’s behalf of which the Company has not been previously advised in writing, (ii) during the period of your employment with the Company you have not engaged in any conduct or activity which constitutes a violation of law, willful misconduct, or a material violation of the Company’s policies, (iii) unless otherwise permitted by law despite the execution and performance of this Agreement, you have not filed, and agree not to file, any suit or other legal proceeding against the Company or any other Releasee in any court of law or arbitration proceeding or before any administrative or government agency relating to or arising out of your employment and/or cessation of employment with the Company, or any other released Claim except in connection with enforcement of this Agreement, (iv) you have received all the statutory leave to which you were entitled while employed, and that the Company has taken no action against you of any kind for requesting any form of leave, (v) you are not aware of any workers’ compensation claims brought on your behalf or of any facts on which such a claim could be brought, (vi) you have not filed any claim for disability benefits under any applicable short- or long-term disability insurance policies arising out of your employment with the Company and are not aware of any facts on which such a claim could or would be brought, (vii) you do not have any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, and (viii) you have not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

Mr. Jason L. Tienor

March 10, 2022

5. ADEA Release; Knowing and Voluntary. Without limiting the foregoing release in any way, you acknowledge and agree that this Agreement includes a waiver and release of all claims which you have or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

i.    You are hereby advised to consult with an attorney before signing this Agreement.

ii.    The Company will keep its offer to sign the Agreement open for twenty-one (21) days from the date you were presented with this Agreement. However, the Company is prepared to sign the Agreement and make it effective at any time before then. The parties agree that any counteroffer(s) or negotiations that occur subsequent to the date you were presented with this Agreement, whether material or immaterial, will not re-start the running of such twenty-one (21) day period.

iii.    The Agreement becomes effective immediately upon your execution of the Agreement, except that you have the right to revoke the claim(s) released in Paragraph 3 above solely in connection with the ADEA within seven (7) days after signing this Agreement (the “Revocation Period”). Following the Revocation Period, the Agreement becomes effective as to any claim you may have pursuant to the ADEA as well. To be effective, your rescission must be in writing and delivered and received within the Revocation Period to the undersigned at the address listed on the signature page to this Agreement. Should you exercise your right to revoke the waiver and release of claims under the ADEA within the Revocation Period, the Company will have no obligations to you under this Agreement, including (but not limited to) the Severance Payment.

iv.    The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims under the ADEA that may arise after the date on which you sign this Agreement.

v.    You understand that by signing this Agreement you are giving up any right which you may have to sue or otherwise prosecute any Claim against any Releasee.

vi.    You hereby acknowledge and agree that you are knowingly and voluntarily waiving and releasing your rights and Claims only in exchange for consideration (something of value) in addition to anything of value to which you are already entitled.

vii.    You are not being forced or pressured in any manner whatsoever to sign this Agreement.

6. No Admission of Liability. This Agreement shall not be in any way construed as an admission by the Company that it or any of the other Releasees has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company or any other Releasee. Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of any unlawful or wrongful conduct by the Company or any of the Releasees. For sake of clarity, although the Company has agreed to pay you the Consideration as set forth in Paragraph 2 above, the Company does not acknowledge or agree that you have Good Reason, as defined in the Employment Agreement, to terminate your employment with the Company. Following your execution of this Agreement, should you commence an action or breach this Agreement in any way, the Company reserves its right to assert that you breached the Employment Agreement by tendering your resignation and were not entitled to receive any severance other than Accrued Compensation, as defined in Paragraph 6(a) of the Employment Agreement.

Mr. Jason L. Tienor

March 10, 2022

7. Return of Company Property. Except as provided in Paragraph 2(iii)(d) above, you represent and warrant that you have returned to the Company all of the Company’s property in your possession, including, but not limited to, all Confidential Information as defined in the Employment Agreement (in whatever form, including without limitation electronic format, computer disk or paper copies), phone cards, blackberry, computer equipment, laptop(s), credit cards, keys and/or key card(s) and/or access pass to the building and all of the tangible and intangible property belonging to the Company or any of the other Releasees or relating to the Company or any of the other Releasees. You further represent and warrant that you have not retained any copies, electronic or otherwise, of such property. The Company retains the right to examine and remove all Confidential Information from any home or laptop computer or similar electronic device. You acknowledge and agree that you will execute the Return of Information and Property Certification attached hereto as Exhibit A.

8. Breach of the Agreement. You understand and agree that if you commence, continue or join in any suit or other legal action, or in any other manner attempt to assert any Claim released in this Agreement, or breach any of your continued duties and/or obligations to the Company, (i) the Company shall cease to have any further obligations to make pay you the Consideration which otherwise is due to you hereunder, without affecting this Release, (ii) the Company may assert a claim to recover all Consideration received by you pursuant to this Agreement, (iii) the Company shall have the right to obtain an injunction, without the posting of any bond or other security, enjoining or restraining you from any violation of this Agreement, and you hereby consent to the issuance of such an injunction in any applicable state or federal court sitting in Waukesha County, Wisconsin; and (iv) you shall indemnify and hold harmless the Company and each other Releasee from and against all liabilities, losses, costs, expenses (including attorneys’ fees), interest, payments and penalties incurred or suffered in the course of or by reason of any such suit or other legal action (whether brought by you or the Company), as well as against any judgment, order, decree or other adverse determination therein, unless otherwise provided by law.

9. Severability. The provisions of this Agreement are severable. With the exception of the provisions of Paragraphs 3, 4, 5 and 11 herein, if any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision. The waivers and releases embodied in Paragraphs 3, 4, 5 and 11 herein above are of the essence of this Agreement and should any of these Paragraphs be deemed invalid or unenforceable, this Agreement may be declared null and void at the option of the Company.

10. Knowing and Voluntary. You represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Agreement.

11. Prior Agreement. You agree that you shall continue to comply with and/or be subject to the following paragraph set forth in the Employment Agreement: Paragraph 7 (Surrender of Books and Papers); Paragraph 8 (Inventions and Patents); Paragraph 9 (Confidential Information, Non-Competition and No-Inducement); Paragraph 10 (Non-disparagement); Paragraph 11 (Resignations); Paragraph 13 (Mandatory and Confidential Mediation and Arbitration). To the extent there is a conflict between this Agreement and the Employment Agreement, the provision(s) that provide the greatest protections to the Company shall govern.

12. Entire Agreement; No Modification. This Agreement, including the Prior Agreement paragraph, the Supplemental Release, and the Repurchase Agreement set forth the entire agreement between you and the Company and supersedes in all respects any and all prior employment agreements, understandings, discussions or negotiations, whether written or oral, between you and the Company concerning the subject matter of this Agreement, your employment and/or termination of your employment, including (but not limited to) any representations, whether oral or written, other than those specifically set forth or referred to in this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

Mr. Jason L. Tienor

March 10, 2022

13. Successors. This Agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors.

If you are willing to enter into this Agreement, please execute the Agreement in the space indicated below, which is more than twenty-one (21) days from your initial receipt of this Agreement on February 13, 2022, and return to the undersigned at the address provided below. As noted earlier, this Agreement becomes effective immediately upon your execution of the Agreement with respect to all claims released pursuant to Paragraph 3 above, except the Agreement will not become effective until seven (7) days after the date you sign and return this Agreement to the Company in connection with claims released under the ADEA (the federal age claim).

Very truly yours,

TELKONET, INC.

By: /s/ Piercarlo Gramaglia

Name: Piercarlo Gramaglia

Title: Chief Executive Officer

Accepted and agreed to on this

10 day of March, 2022

/s/ Jason L. Tienor

Mr. Jason L. Tienor

Please email the executed Agreement to the undersigned at pgramaglia@telkonet.com and mail one originally-signed copy of this Agreement to the undersigned at Telkonet, Inc., 20800 Swenson Dr., Suite 175, Waukesha, WI 53186.

EXHIBIT A

RETURN OF PROPERTY / INFORMATION CERTIFICATION

Except as provided in Paragraph 2(iii)(d) of the Severance Agreement and Release between me and Telkonet, Inc. (the “Company”), dated March 3, 2022 and originally provided to me on February 13, 2022, this is to certify that I have destroyed and/or returned all information and property including, but not limited to, all Confidential Information as defined in the Employment Agreement between me and the Company, executed by me on August 4, 2021, which relates to any of its or their respective businesses, operations or affairs, and/or respective trade secrets, including (but not limited to) all documents, data, financial information, customer lists, customer records, business plans, sales records, proposals, employee personnel and/or payroll information, books and records, proprietary software or programs, financial or research models or processes and related data, suppliers, clients, marketing and pricing information, employees, employment contracts and the terms and conditions thereof, compensation and/or any other terms of employment with respect to the Company’s employees, any human resources or personnel information with respect to any such employees, phone cards, computer equipment, laptop(s), credit cards, keys and/or key card(s) and all of the tangible and intangible property belonging to, in whatever form, including without limitation electronic format, computer disk or paper copies. This Certification in no way limits the definition of Confidential Information, as defined in the Employment Agreement.

I further represent and warrant that I will preserve as confidential all trade secrets, confidential information, knowledge, data or other information relating to products process, know-how, designs, formulas, test data, financial information, customer lists or other subject matter pertaining to any business of the Company or any of its clients, customers, employees, consultants, contractors, licensees or affiliates.

Signature of Employee: /s/ Jason L. Tienor

Print Name of Employee: Jason L. Tienor

Jason L. Tienor

Date: March 10, 2022

EXHIBIT B

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”), is entered into effective as of March ___, 2022 (the “Closing Date”), by and between the individual signatory hereto (the “Shareholder”), and Telkonet, Inc., a Utah corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of providing automation platforms in support of the internet of things (which, collectively with those activities reflecting a reasonable extension of the Company’s line or lines of business as of the date hereof or any time during which the Shareholder is a shareholder of the Company, shall be referred to herein as the “Business”);

WHEREAS, the Shareholder owns four (4) shares of Series A Preferred Stock, of the Company (the “Stock”);

WHEREAS, the Company and the Shareholder have negotiated and entered into that certain Severance Agreement and General Release dated as of the date hereof (the “Severance Agreement”); and

WHEREAS, in connection with and pursuant to the terms of the Severance Agreement, the Company desires to purchase from the Shareholder, and the Shareholder desires to sell to the Company, all of the shares of Stock owned by the Shareholder (the “Shares”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF COMPANY STOCK

1.01          Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Shareholder shall sell, assign, transfer and deliver to the Company on the Closing Date, and the Company shall purchase from the Shareholder, the Shares, free and clear of all liens, pledges, mortgages, security interests, encumbrances, restrictions, voting agreements and claims of every kind other than any restrictions to which the Shares may be subject under any shareholder agreement (collectively, “Liens”). At the Closing (as defined below), the Shareholder will deliver to the Company such certificates, stock powers, or other instruments of transfer as necessary to transfer and vest in the Company ownership of the Shares.

1.02          Consideration for Sale and Transfer of the Shares. As consideration for the sale to the Company of the Shares, the Company shall:

(a)               at the Closing pay to the Shareholder an aggregate amount equal to the amount equal to the Series A Original Issue Price (as defined in the Company’s Articles of Incorporation) and as set forth on Exhibit B.1; and

(b)               beginning on April 30, 2022 and on the last day of each month thereafter ending on December 31, 2022, pay to the Shareholder the unpaid Accruing Dividends for the Shares to the Closing Date in monthly installments (as defined in the Company’s Articles of Incorporation) and as set forth on Exhibit B.1.

The amounts payable pursuant to Section 1.02(a) and 1.02(b) shall collectively be referred to as the “Purchase Price”, and such Purchase Price shall be payable in cash or immediately available funds by means such as a wire transfer or ACH transfer.

1.02          Cooperation. Subject to the terms and conditions herein provided, each party hereto will use such party’s best efforts to take, or cause to be taken, such actions, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and applicable law to consummate and make effective all of the transactions contemplated by this Agreement. The Shareholder agrees that, from time to time, at the Company’s request and without further consideration, the Shareholder will execute and deliver such additional instruments of transfer and take such other action as the Company reasonably may require to effectively transfer and vest in the Company ownership of the Shares.

1.03          Closing. The closing (the “Closing”) of the transactions contemplated hereby shall be held concurrently with the execution hereof to be effective as of the date first above written.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents, warrants and agrees as follows:

2.01          Ownership. All of the Shares are owned of record and beneficially held by the Shareholder, and the Shareholder has good and marketable title to the Shares, free and clear of any Liens. On the Closing Date, the Shareholder will deliver to the Company good and marketable title to the Shares, free and clear of any Liens.

2.02          Legal Capacity. The Shareholder has full legal capacity to enter into and perform such Shareholder’s obligations set forth in this Agreement.

2.03          Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, moratorium or similar laws or general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not (i) constitute a default under, conflict with, or result in a breach of any of the terms, conditions, or provisions of, any agreement or instrument to which the Shareholder is now a party; (ii) result in the creation or imposition of any Lien upon the assets of the Shareholder, except as contemplated herein; or (iii) result in the violation of any applicable law, ordinance, regulation, permit, authorization, or decree or order of any court or other government agency.

2.04          Access to Information. The Company has made available to the Shareholder the opportunity to ask questions of and to receive answers from the Company’s officers, directors and other authorized representatives concerning the Company and its business and prospects and the Shareholder has been permitted to have access to all information which the Shareholder has required in order to evaluate the merits and risks of the sale of the Shares hereunder. The Shareholder has consulted with the Shareholder’s attorney(s) concerning this Agreement, each of the documents and agreements contemplated herein and the transactions contemplated herein and therein including, without limitation, the sale of the Shares hereunder and any questions that the Shareholder has pertaining to this Agreement, each of the documents and agreements contemplated herein and the transactions contemplated herein and therein including, without limitation, the sale of the Shares hereunder have been answered and fully explained by such Shareholder’s attorney(s).

2.05          No Oral Representations. The Shareholder has not relied on any representations, warranties, or statements by the Company other than those set forth in Article III of this Agreement. The Shareholder further acknowledges that such Shareholder enters into this transaction on the basis of such Shareholder’s independent review of the Company and its business and prospects and its business judgment, and the representations and warranties of the Company set forth herein, and not based on any unwritten representations or promises of any kind.

2.06          No Material Misstatements. No representation or warranty by the Shareholder in this Agreement or in any written statement or certificate furnished by the Shareholder pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents, warrants and agrees as follows:

3.01          Organization; Authority. The Company is duly incorporated and validly existing under the laws of the State of Utah. The Company has the full legal right, power and authority to enter into this Agreement and to purchase the Shares pursuant to this Agreement.

3.02          Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws or general principles of equity.

3.03          Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS ARTICLE III, THE SHAREHOLDER ACKNOWLEDGES THAT NEITHER THE COMPANY NOR ANY OTHER PERSON OR ENTITY ACTING ON ITS BEHALF MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY OTHER PROMISE, AGREEMENT OR EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO THE SHAREHOLDER RELATED TO THE COMPANY, THE SHARES, THE PRICE TO BE PAID FOR THE SHARES, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SAME, EACH SUCH EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BEING SPECIFICALLY DISCLAIMED BY THE COMPANY. THE SHAREHOLDER EXPRESSLY WAIVES AND DISCLAIMS ANY CLAIMS AGAINST THE COMPANY FOR FRAUD OR FRAUDULENT INDUCEMENT TO ENTER INTO THIS AGREEMENT IN RELIANCE UPON OR BASED UPON ANY SUCH PROMISES, AGREEMENTS, REPRESENTATIONS OR STATEMENTS OR OTHERWISE. THE SHAREHOLDER FURTHER AGREES THAT THE COMPANY SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO THE SHAREHOLDER OR ITS SUCCESSORS OR ASSIGNS WITH RESPECT TO THE COMPANY’S REPRESENTATIONS OR WARRANTIES OR FAILURE BY THE COMPANY TO DISCLOSE ANY INFORMATION, IF THE SHAREHOLDER KNEW OR HAD REASON TO KNOW THAT SUCH REPRESENTATION OR WARRANTY WAS INCORRECT WHEN MADE.

ARTICLE IV

SURVIVAL OF REPRESENTATIONS; INDEMNITY

4.01          Survival of Representations. All of the representations, warranties, covenants, agreements and obligations contained in this Agreement shall survive the Closing.

4.02          Indemnification by the Shareholder. The Shareholder shall indemnify and hold the Company and the Company’s officers, directors, employees and agents harmless from any loss, liability, claim, damage or expense (including reasonable attorneys’ fees) (collectively, “Claims”) suffered or paid by the Company, or such officer, director, employee or agent, as a result of or arising from the falsity or inaccuracy of any representation or the breach of any warranty, covenant or agreement made by the Shareholder in this Agreement.

4.03          Indemnification by the Company. The Company shall indemnify and hold the Shareholder harmless from Claims suffered or paid by the Shareholder as a result of or arising from the falsity or inaccuracy of any representation or the breach of any warranty, covenant or agreement made by the Company in this Agreement.

ARTICLE V

MISCELLANEOUS

5.01          Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement.

5.02          Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws, and not the law of conflicts, of the State of Wisconsin.

5.03          Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

5.04          Notices. The address of the Company and the Shareholder for notices under the terms of this Agreement shall be as follows:

Shareholder:

Jason L. Tienor

W309 N1557 Greywood Lane

Delafield, WI 53018

Company:

Telkonet, Inc.

20800 Swenson Drive, Suite 175

 Waukesha, WI 53186

With a copy to:

Dykema Gossett, PLLC

111 E. Kilbourn Avenue, Suite 1050

 Milwaukee, WI 53202

 Attn: Kate Bechen

Unless otherwise provided herein, all notices and other communications required or permitted under this Agreement shall be in writing and may be given by United States Mail, overnight courier or by facsimile transmission, and shall be deemed received when actually delivered as reflected by the postal return receipt, courier’s receipt or facsimile record. If any party is unsuccessful in delivering notice as above provided, it may send a notice by Certified U.S. Mail and such notice shall be deemed to have been received on the third day following deposit of the notice with the postal service in a properly addressed envelope, postage prepaid, to the address for notice as reflected above. Any party may change its address for notice purposes by delivering notice of same to the other party.

5.05          Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

5.06          Counterparts. This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one instrument. Electronic and facsimile signatures will be deemed to be as effective as original signatures on this Agreement and all related documents.

5.07          Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

5.08          Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Shareholder and the Company.

5.09          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

5.10          Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than the parties hereto.

5.11          Publicity; Confidentiality. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as the parties mutually agree. Unless the parties mutually agree in advance, the Shareholder shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement or the transactions contemplated herein to any person or entity.

5.12          Expenses; Venue. In the event either party shall seek enforcement of any covenant, warranty or other term or provision of this Agreement or seek to recover damages for the breach thereof, the party which prevails in such proceedings shall be entitled to recover reasonable attorneys’ fees and expenses actually incurred by it in connection therewith. The parties hereto agree that this Agreement is performable in Waukesha County, Wisconsin, and that the sole and exclusive venue for any proceeding involving any claim arising under or relating to this Agreement shall be in Waukesha County, Wisconsin.

5.13          Gender. Whenever the context requires, any pronoun used herein includes the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs includes the plural and vice versa.

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IN WITNESS WHEREOF, the Shareholder and the Company have executed this Agreement to be effective as of the day and year first above written.

THE SHAREHOLDER:

/s/ Jason L. Tienor

Jason L. Tienor

THE COMPANY:

TELKONET, INC.

By: /s/ Piercarlo Gramaglia

Name:       Piercarlo Gramaglia

Title:       Chief Executive Officer

EXHIBIT B.1

SHAREHOLDER INFORMATION

Name:	Jason L. Tienor

No. of Shares:	Four (4)

Payment of Purchase Price:

Cash payment at Closing pursuant to Section 1.02(a):	$20,000.00

Monthly payments of accrued dividends pursuant to Section 1.02(b) are as follows:

Date of Payment	Amount of Payment
April 30, 2022	$2,202.00
May 31, 2022	$2,202.00
June 30, 2022	$2,202.00
July 31, 2022	$2,202.00
August 31, 2022	$2,202.00
September 30, 2022	$2,202.00
October 31, 2022	$2,202.00
November 30, 2022	$2,202.00
December 31, 2022	$2,200.00

Exhibit C

(Supplemental Release and Waiver of Claims)

In consideration of Telkonet, Inc. (the "Company"): (i) having agreed to pay you the Consideration under the Severance and Release Agreement between you and the Company, dated March 3, 2022 and initially given to you on February 13, 2022, the terms of which are incorporated herein (the “Agreement”); (ii) having agreed to provide you other benefits that you would not have been entitled to absent the Agreement; and (iii) for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree to execute this Supplemental Release and Waiver of Claims Agreement (the “Supplemental Release”). Capitalized terms not defined herein are defined in the Agreement.

1)    Effective Date. To be effective, you must sign this Supplemental Release within two business days of the Separation Date. YOU MAY NOT SIGN PRIOR TO THE SEPARATION DATE.

2)    Release and Waiver.

a.            For and in exchange for the payments to be made by the Company to you pursuant to this Agreement, you, on behalf of yourself and your successors, heirs, assigns, beneficiaries and representatives, agree not to sue and fully and finally release and discharge the Company and all of its parent, successor, subsidiary and affiliated companies and entities, including but not limited to, each of the foregoing companies’ and entities' respective divisions, officers, directors, managers, shareholders, partners, limited partners, members, agents, employees, representatives, independent contractors, payroll companies, attorneys, insurers, licensees and assigns, past and present (each and all of which and whom are collectively and individually referred to herein as "Releasees"), with respect to and from, any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which you now own or hold, or have at any time heretofore owned or held, or may in the future hold against said Releasees, arising out of, grounded upon, or in any way related to your employment relationship with the Company or any of the Releasees, termination of your employment, any employment agreement with the Company or any of the Releasees, the termination of any such employment agreement, the Repurchase Agreement or any other transactions, occurrences, acts or omissions or any losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Company or any other Releasee, committed or omitted prior to the date of this Agreement ("Claim or Claims").

b.            Your release of any such Claim or Claims includes, but is not limited to, any action arising out of any foreign, federal, state or local constitution, statute, ordinance, regulation, or common law, as amended, including, but not limited to, any Claim or Claims arising under the Age Discrimination In Employment Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Families First Coronavirus Response Act; the Employee Retirement Income Security Act; the Older Workers Benefit Protection Act; the Fair Labor Standards Act; the Sarbanes Oxley Act of 2002; the Worker Adjustment and Retraining Notification Act; all provisions of any state, city or local labor code; all laws, rules, regulations and orders regulating wages, hours and working conditions; any applicable notice period; any other foreign, federal, state, city or local laws prohibiting employment discrimination or otherwise regulating employment; any Claim or Claims for discrimination, failure to prevent discrimination, retaliation, failure to prevent retaliation, harassment, failure to prevent harassment, assault, battery, misrepresentation, fraud, deceit, invasion of privacy, breach of contract, breach of quasi-contract, breach of implied contract, an accounting, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, misappropriation and conversion of confidential information or trade secrets, libel, slander, negligent or intentional infliction of emotional distress, violation of public policy, negligent supervision, negligent retention, negligence, or interference with business opportunity or with contracts; and any Claim or Claims for vacation pay, severance pay, bonus, commissions, stock options, stock issuances or grants or in connection with the exercise of such options or grants or any similar benefit, sick leave, pension, retirement, retirement bonus, holiday pay, life insurance, health or medical insurance, reimbursement of health or medical costs, back pay, front pay, benefits, pain and suffering, compensatory, punitive or exemplary damages.

c.             Notwithstanding the foregoing, you are not releasing: (i) any Claim or Claims relating to any rights or benefits which are accrued and vested on the Separation Date under any employee benefit plans or programs in which you participated; (ii) any rights you have been granted under this Agreement; (iii) your right to receive worker’s compensation or unemployment insurance benefits; or (iv) any other claims that cannot be released as a matter of law.

d.            Nothing in this Paragraph 3 prevents you from filing a charge with or participating in an investigation or proceeding conducted by any governmental agency, including without limitation, the Equal Employment Opportunity Commission or state or local human rights agencies, to the extent required or permitted by law. Notwithstanding the foregoing, you acknowledge and agree, as a condition for receiving the Consideration and other benefits contained in this Agreement, that you are waiving any and all entitlement to monetary damages, equitable relief and reinstatement with respect to: (1) any claims released and waived as part of this Agreement; or, if applicable, (2) any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

3)    ADEA Release; Knowing and Voluntary. Without limiting the foregoing release in any way, you acknowledge and agree that this Agreement includes a waiver and release of all claims which you have or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

i.                You are hereby advised to consult with an attorney before signing this Agreement.

ii.                The Company will keep its offer to sign the Agreement open for twenty-one (21) days from the date you were presented with this Agreement. However, the Company is prepared to sign the Agreement and make it effective at any time before then. The parties agree that any counteroffer(s) or negotiations that occur subsequent to the date you were presented with this Agreement, whether material or immaterial, will not re-start the running of such twenty-one (21) day period.

iii.                The Agreement becomes effective immediately upon your execution of the Agreement, except that you have the right to revoke the claim(s) released in Paragraph 3 above solely in connection with the ADEA within seven (7) days after signing this Agreement (the “Revocation Period”). Following the Revocation Period, the Agreement becomes effective as to any claim you may have pursuant to the ADEA as well. To be effective, your rescission must be in writing and delivered and received within the Revocation Period to the undersigned at the address listed on the signature page to this Agreement. Should you exercise your right to revoke the waiver and release of claims under the ADEA within the Revocation Period, the Company will have no obligations to you under this Agreement, including (but not limited to) the Severance Payment.

iv.                The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims under the ADEA that may arise after the date on which you sign this Agreement.

v.                You understand that by signing this Agreement you are giving up any right which you may have to sue or otherwise prosecute any Claim against any Releasee.

vi.                You hereby acknowledge and agree that you are knowingly and voluntarily waiving and releasing your rights and Claims only in exchange for consideration (something of value) in addition to anything of value to which you are already entitled.

vii.                You are not being forced or pressured in any manner whatsoever to sign this Agreement.

4)    Acknowledgements. In signing this Supplemental Release, you acknowledge you have not relied on any promises or representations, express or implied that are not expressly set forth in the Agreement or in this Supplemental Release. You further acknowledge that this Supplemental Release, together with the Agreement, including the Prior Agreements, and all exhibits attached thereto, set forth the entire agreement between you and the Company and supersede in all respects any and all prior agreements, employment agreements, understandings, discussions or negotiations, whether written or oral, between you and the Company concerning the Agreement, your employment, your compensation and/or the termination of your employment. For sake of clarity, all of the terms and conditions in the Agreement survive and are incorporated herein.

If the terms of this Supplemental Release are acceptable to you, please sign by the Effective Date. This offer expires following the Effective Date. Signing below means that you agree to the terms and provisions herein.

/s/ Jason L. Tienor	March 10, 2022

Jason L. Tienor	Date: